Exhibit 5.2

The Doney Law Firm Securities & Corporate Law	Scott P. Doney, Esq. 3651 Lindell Rd Ste D121 Las Vegas, NV 89103 702.982.5686 scott@doneylawfirm.com

June 5, 2026

East West Ave Acquisition Corp.

5725 S Valley View Blvd, Ste 5 #378094

Las Vegas, NV 89118

Re: East West Ave Acquisition Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

East West Ave Acquisition Corp., a Nevada corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (A) the underwritten public offering (the “Offering”) by the Company of up to 11,500,000 units of the Company (the “Units”) (including up to 1,500,000 Units subject to the option of the Underwriters (as defined below) to purchase additional Units), each Unit consisting of:

(i)	one share of the Company’s common stock, par value $0.0001 per share (“Common Stock,” and the shares of Common Stock underlying the Units and the Rights (as defined below), the “Shares”), for an aggregate of up to 11,500,000 Shares (including up to 1,500,000 Shares included in the Units subject to the Underwriters’ option to purchase additional Units); and

(ii)	one right (each, a “Right” and, collectively, the “Rights”) to receive one-fourth (1/4) of a share of Common Stock upon the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving the Company and one or more businesses), and (B) up to 86,250 shares of Common Stock (including up to 11,250 shares of Common Stock issuable subject to the Underwriters’ option to purchase additional Units) issuable to the Underwriters (the “Representative Shares”), pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Prime Number Capital, LLC, as representative of the several underwriters named therein (the “Underwriters”).

We have acted as special Nevada counsel to the Company. This opinion is being rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined (a) the Articles of Incorporation of the Company in effect as of the date hereof, together with all amendments thereto (collectively, the “Existing Charter”), (b) the form of Amended and Restated Articles of Incorporation of the Company to be filed with the Secretary of State of the State of Nevada prior to the sale of any Units (which will amend and restate the Existing Charter upon such filing by the Company), filed with the Securities and Exchange Commission, and attached as Exhibit 3.2 to the Registration Statement (the “New Charter”), (c) the Registration Statement, (d) the form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement, (e) the form of Right certificate, filed as Exhibit 4.3 to the Registration Statement, and (f) the form of Rights Agreement, filed as Exhibit 4.4 to the Registration Statement (the “Rights Agreement”). We have also examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter.

We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; € the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by the parties thereto.

We have also assumed that (x) upon sale and delivery of the Shares, the certificates representing such Shares, will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the register of the Company, (y) the Underwriting Agreement described in the Registration Statement shall have been duly executed and delivered, and (z) before the issuance of the Units, the Shares, the Rights and the Representative Shares, the Registration Statement will have become effective under the Act . In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

(i)	The Shares included in the Units have been duly authorized and, when the Units are issued and sold by the Company and delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Shares included in the Units will be validly issued, fully paid and non-assessable;

(ii)	The Shares underlying the Rights have been duly authorized and, when issued and delivered by the Company in accordance with the terms therein and the terms of the Rights Agreement, will be validly issued, fully paid and non-assessable; and

(iii)	The Representative Shares have been duly authorized and, when delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Representative Shares will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than Chapters 78 and 92A of the Nevada Revised Statutes, the Nevada Constitution, and reported judicial decisions relating thereto. With respect to other matters of law, including the validity and legally binding nature of the Units and the Rights under New York law, we note that you have received the opinion, dated as of the date hereof, of Robinson & Cole LLP.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Doney Law Firm